Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-159801) and related Prospectus of Foundation Coal Holdings, Inc. for the registration of 134,170,601 shares of its common stock and to the incorporation by reference therein of our reports dated March 2, 2009, with respect to the consolidated financial statements and schedule of Foundation Coal Holdings, Inc. and the effectiveness of internal control over financial reporting of Foundation Coal Holdings, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Baltimore, Maryland
June 22, 2009